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Exhibit 2.8

ESCROW AGREEMENT

        THIS AGREEMENT made the 15th day of February, 2006

A M O N G:

    THE TORONTO-DOMINION BANK a chartered bank existing under the laws of Canada

    (hereinafter called the "Bank"),

OF THE FIRST PART,

— and —

    [Name of Executive], executive, of the City of Toronto, Ontario

    (hereinafter called the "Executive"),

OF THE SECOND PART,

— and —

    THE CANADA TRUST COMPANY, a trust company having an office in the City of Toronto, in the Province of Ontario,

    (hereinafter called the "Escrow Agent"),

OF THE THIRD PART.

        WHEREAS the Bank and VFC Inc. ("VFC") have entered into a Support Agreement dated the date hereof, pursuant to which the Bank has agreed to make a takeover bid (the "Bid") for all of the common shares of VFC, pursuant to which the Bank will offer to pay for common shares of VFC in either cash or, if approved by the board, cash or common shares ("Common Shares") of the Bank;

        AND WHEREAS the Bank and the Executive have entered into a Lock-Up Agreement (as hereinafter defined) pursuant to which the Executive is required, subject to the terms of the Lock-Up Agreement and if the share election is approved by the board of directors of the Bank, to elect to receive Common Shares (the "Deposited Shares") in exchange for     •    common shares of VFC (the "Tendered Shares") deposited by the Executive pursuant to the Lock-Up Agreement to the Bid;

        AND WHEREAS the Executive and VFC have entered into an employment agreement effective upon the date upon which the Bank takes up and pays for common shares of VFC pursuant to the Bid, setting forth the terms and conditions of such employment;

        AND WHEREAS in order to ensure the availability of the Executive to VFC for a period following the closing of the Bid, the Executive has agreed to place the Deposited Shares into escrow pursuant to the terms and conditions of this Agreement or, if the share issuance is not approved by the board of directors of the bank, to put cash proceeds otherwise receivable by the Executive pursuant to the Bid in respect of the Tendered Shares (the "Deposited Cash") in escrow pursuant to the terms and conditions of this Agreement;

        NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the agreements herein contained, it is mutually declared, covenanted and agreed by and among the parties as follows:

ARTICLE 1
INTERPRETATION

        1.1    Definitions.    In this Escrow Agreement, unless the context otherwise requires:

        "Bid" has the meaning given to that term in the recitals to this Agreement;

        "Business Day" means any day on which the main branch of the Bank in the City of Toronto is open for regular business;

        "Deposited Cash" has the meaning given to that term in the recitals to this Agreement;

        "Deposited Shares" has the meaning given to that term in the recitals to this Agreement;

        "Employment Agreement" means the employment agreement between VFC and the Executive dated the date hereof;

        "Escrow Agreement" or "Agreement" means this Agreement;

        "Escrowed Amount" means the Deposited Shares or the Deposited Cash, as applicable, plus all dividends paid on such shares, all accrued but unpaid dividends on such shares, and all amounts earned on the cash portion of the Escrowed Amount invested in accordance with Section 3.4;

        "Escrow Release Date" has the meaning given to that term in Section 4.1;

        "Lock-Up Agreement" means the lock-up agreement dated the date hereof between, inter alia, the Bank and the Executive;

        "Qualified Investments" means short-term interest-bearing or discount obligations or other securities with at least an "R-1 (low)" short term debt rating by Dominion Bond Rating Service.

        "Tendered Shares" has the meaning given to that term in the recitals to this Agreement;

        1.2    Headings.    The division of this Escrow Agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Escrow Agreement. The terms "this agreement", "this Escrow Agreement", "hereof", "hereunder" and similar expressions refer to this Escrow Agreement and not to any particular Article, section or other portion hereof and include any schedules annexed hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, sections and paragraphs are to Articles, sections and paragraphs of this Escrow Agreement.

        1.3    Number and Gender.    Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

        1.4    Governing Law.    This Escrow Agreement shall be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.

        1.5    Time of the Essence.    Time shall be of the essence of this Agreement.

        1.6    Schedules.    The following is the Schedule annexed hereto and incorporated by reference and deemed to be part hereof:

        Schedule A — Certificate of Release

        The Schedule attached hereto is incorporated herein by reference as fully as though contained in the body hereof. Wherever a term or condition, expressed or implied, of such Schedule conflicts or is at variance with any term or condition of this Escrow Agreement, such term or condition of this Escrow Agreement shall prevail.

ARTICLE 2
ESCROW AGENT

        2.1    Appointment of Escrow Agent.    The Escrow Agent is hereby appointed by the Bank and the Executive as escrow agent and custodian for the receipt and holding of the Escrowed Amount in accordance with the terms of this Escrow Agreement and the Escrow Agent, by its execution and delivery of this Escrow Agreement, accepts such appointment.

ARTICLE 3
DEPOSIT OF SHARES

        3.1    Direction to Bank.    The Executive hereby irrevocably directs the Bank to deposit with the Escrow Agent the Deposited Shares or the Deposited Cash, as applicable, if such shares are deliverable or cash is payable, as applicable, to the Executive pursuant to the Bid, to be held subject to the terms and conditions of this Agreement.

        3.2    Deposit of Deposited Shares.    On date that the Bank pays for the Tendered Shares taken up pursuant to the Bid, the Bank will deliver to the Escrow Agent the Deposited Shares or the Deposited Cash, as applicable, to be held by the Escrow Agent in trust for the Executive pursuant to the terms of this Agreement. The Escrow Agent hereby agrees to hold the Deposited Shares or Deposited Cash and all other portions of the Escrowed Amount subject to the terms and conditions hereof until release of such shares or cash pursuant to the provisions of Article 4. The Deposited Shares will be registered in the name of the Escrow Agent and will be physically held by the Escrow Agent in safekeeping. The Escrowed Amount shall be segregated from and held separate and apart from the assets of the Escrow Agent. For greater certainty, any and all dividends on the Deposited Shares and any and all amounts paid and all amounts earned on the cash portion of the Escrowed Amount invested in accordance with Section 3.4 shall be for the account of the Executive, held in trust for the Executive and shall be paid and added to the Escrowed Amount and handled in accordance with the terms of this Agreement.

        3.3    Voting of Shares.    While held by the Escrow Agent, if applicable the Deposited Shares shall be the property of the Executive and the Executive shall be solely entitled to direct the voting of the Deposited Shares in any meeting of the shareholders of the Bank in which Common Shares may be voted. The Bank shall not have any beneficial interest in the Deposited Shares at any time during which such shares are held by the Escrow Agent hereunder.

        3.4    Qualified Investments.    Pending disbursement of the Escrowed Amount, the Escrow Agent agrees to hold, invest and reinvest any cash portion of the Escrowed Amount in Qualified Investments as specifically directed by the Executive in writing. All Qualified Investments shall, if registrable, be registered in the name of the Escrow Agent and shall be physically held by the Escrow Agent in safekeeping. In the event that the Escrow Agent does not receive a direction from the Executive or pending any investment in a Qualified Investment, the cash portion of the Escrow Amount shall be held on deposit with the Escrow Agent. The Escrow Agent shall have no responsibility for any loss as a result of any such investment.

ARTICLE 4
RELEASE OF SHARES

        4.1    Amount of Shares to be Released to the Executive.    Subject to Sections 4.2 and 4.3, on June 1, 2009 (the "Escrow Release Date"), the Bank shall direct the Escrow Agent to release to the Executive the Escrowed Amount by executing and delivering to the Escrow Agent a Certificate of Release in the form of Schedule A.

        4.2    Release to Bank.    If the Executive resigns from VFC prior to the Escrow Release Date then the Executive shall not be entitled to receive any portion of the Escrowed Amount. On or after the date that VFC receives the resignation of the Executive, the Bank shall direct the Escrow Agent to release to the Bank the Escrowed Amount by executing and delivering to the Escrow Agent a Certificate of Release in the form of Schedule A. Upon the release of the Escrowed Amount to the Bank, the Executive shall be deemed to have forfeited to the Bank the Escrowed Amount so released to the Bank for no consideration and, upon such release to the Bank, any Deposited Shares forming part of the Escrowed Amount shall immediately be cancelled by the Bank.

        4.3    Early Release.    If (i) the Employment Agreement is terminated due to the death or Disability (as defined in the Employment Agreement) of the Executive; or (ii) the Employment Agreement is terminated by the Bank without Cause (as defined in the Employment Agreement); or (iii) the Executive retires from his position with VFC with the consent of the Bank, then the Bank shall direct the Escrow Agent to release to the Executive (or the estate of the Executive, as applicable) the Escrowed Amount by executing and delivering to the Escrow Agent a Certificate of Release in the form of Schedule A.

        4.4    Release.    On the third Business Day following the date of receipt by the Escrow Agent of the Certificate of Release, the Escrow Agent shall forthwith deliver to the Executive (or as directed by the Executive) or to the Bank (or as directed by the Bank), as applicable, that portion of the Escrowed Amount held by it pursuant to this Escrow Agreement for which the Certificate of Release has been delivered pursuant to Section 4.1, 4.2 or 4.3. Notwithstanding the foregoing, if on such date any portion of the Escrowed Amount is accrued but not paid to the Escrow Agent, the Escrow Agent shall release such amount at 1:00 p.m. (Toronto time) on the third Business Day following receipt by the Escrow Agent of such amount.

ARTICLE 5
CONCERNING THE ESCROW AGENT

        5.1    Fees.    For its services hereunder, the Escrow Agent shall be entitled to fees as the parties hereto agree from time to time together with all expenses, disbursements and advances reasonably incurred by it in the operation and administration of this Agreement (including expenses properly incurred under section 5.3). All fees and expenses payable to the Escrow Agent shall be paid by the Bank, and the Escrow Agent shall not deduct any of such fees and expenses from the Escrowed Amount. None of the provisions contained in this Agreement or any supplement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in performing its duties or in the exercise of any of its rights or powers. Notwithstanding anything to the contrary herein, any taxes for which the Escrow Agent is or may be liable that are payable on income earned on the Escrowed Amount will be paid out of the Escrowed Amount.

        5.2    Resignation, Removal and Replacement.    The Escrow Agent may resign and be discharged from all duties and liabilities hereunder after giving one month's notice in writing to the Bank and the Executive or such shorter notice as the Bank accepts as sufficient. The Escrow Agent may be removed at any time by the Bank, with the consent of the Executive. Such resignation shall take effect on the earlier of 30 days after notice of such resignation or removal is given, and the date a successor escrow agent is appointed. Following notice of any resignation or removal of the Escrow Agent, a successor escrow agent shall be forthwith appointed by the Bank with the consent of the Executive, or, failing such appointment within 10 days of notice of such resignation or removal, by the Ontario Superior Court of Justice upon the application of the resigning Escrow Agent or of the Bank and upon such notice to such persons given in such manner as the Court may direct. Any successor escrow agent shall (i) be a corporation authorized and registered to carry on business as a trust company in the province of Ontario, and (ii) be a corporation which is independent of the Bank and the Executive and which has no material conflict of interest. Upon such appointment the new escrow agent shall be the "Escrow Agent" hereunder and shall be vested with the same powers, rights and privileges and charged with the same duties, trusts and responsibilities as are herein expressed to be vested in or imposed on the Escrow Agent. Any company with which the Escrow Agent may be merged, consolidated or amalgamated will become the successor Escrow Agent hereunder without any further action on the part of the Escrow Agent.

        5.3    Experts, etc.    The Escrow Agent shall be entitled to take legal or other advice and employ such assistance as in its judgement, acting reasonably, may be necessary for the proper discharge of its duties and, if acting in good faith and in accordance with section 5.5, may act and rely upon the opinion, information or advice of counsel or any other independent expert or advisor retained by it and shall not be responsible for any loss resulting from any action or inaction taken in good faith and in accordance with section 5.5 in reliance upon such opinion, information or advice and shall not be responsible for any misconduct on the part of any counsel or any other independent expert or advisor retained by it.

        5.4    Accounting.    The Escrow Agent shall maintain accurate books, records and accounts of the transactions effected or controlled by the Escrow Agent hereunder and the receipt, investment, reinvestment and disbursement of the Escrowed Amount, and shall provide to the Bank and the Executive records and statements thereof periodically upon request.

        5.5    Standard of Care.    In the exercise and discharge of its rights and duties hereunder, the Escrow Agent shall act honestly and in good faith and shall exercise that degree of care, diligence and skill that a reasonably prudent escrow agent would exercise in comparable circumstances. The Escrow Agent shall not be relieved from liability for its own negligent action, negligent failure to act, wilful misconduct, bad faith or fraud.

        5.6    Acceptance of Trusts.    The Escrow Agent hereby accepts the covenants, trusts and obligations in this Agreement declared and provided for and agrees to perform the same upon the terms and conditions of this Agreement and to hold and exercise the rights, privileges and benefits conferred upon it hereby in trust for the benefit of the Executive.

        5.7    Conflict of Interest.    The Escrow Agent represents that at the time of the execution and delivery hereof no material conflict of interest exists in the Escrow Agent's role as a fiduciary hereunder and agrees that in the event of a material conflict of interest arising hereafter it shall, within 10 days after ascertaining that it has such a material conflict of interest, either eliminate such conflict or resign as escrow agent hereunder.

        5.8    Escrow Agent May Deal.    Subject to sections 5.5 and 5.7, the Escrow Agent may contract with the Bank and the Executive and any of their affiliated entities without being liable to account for any profit or gain realized thereby.

        5.9    Indemnity.    The Bank agrees to indemnify and save harmless the Escrow Agent and its officers, directors, representatives and employees from and against any and all claims, losses (other than loss of profits), liabilities, actions, suits, costs, damages and expenses incurred by the Escrow Agent and its officers, directors, representatives and employees, howsoever arising from or out of any act, omission or error of the Escrow Agent in relation to this Agreement, other than acts, omissions or errors taken or made in bad faith or negligently which occur as a result of the breach by the Escrow Agent of its standard of care as set out in section 5.5 or the negligence, wilful misconduct, bad faith or fraud of the Escrow Agent. This indemnity shall survive the termination of this Agreement or the replacement of the Escrow Agent.

        5.10    Dislcosure of Information.    The Escrow Agent shall have the right to disclose any information disclosed or released to it if in the opinion of the Escrow Agent, or its legal counsel, it is required to disclose under any applicable laws, court order or administrative directions. The Escrow Agent shall not be responsible or liable to any party for any loss or damage arising out of or in any way sustained or incurred or in any way relating to such disclosure.

        5.11    Miscellaneous.    In the event that any funds to be held by the Escrow Agent in trust are received by the Escrow Agent in the form of an uncertified cheque or cheques, the Escrow Agent shall be entitled to delay the time for release of such part of the Escrowed Amount hereunder until such uncertified cheque or cheques have cleared in the ordinary course the financial institution upon which the same are drawn. The Escrow Agent will disburse monies according to this Agreement only to the extent that monies have been deposited with it. The Escrow Agent shall be protected in relying upon any written notice, request, waiver, consent, certificate, receipt, statutory declaration or other paper or document furnished to it, not only as to its due execution and the validity and the effectiveness of its provisions but also as to the truth of any information therein contained which it in good faith believes to be genuine and what it purports to be. The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the Bank and if its duties herein are affected, unless it shall have given its prior written consent thereto. The duties and obligations of the Escrow Agent shall be determined solely by the provisions hereof and, accordingly, the Escrow Agent shall not be responsible except for the performance of such duties and obligations as it has undertaken herein. The Escrow Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment. The Escrow Agent is acting hereunder as escrow agent at the request of the Bank and shall not be responsible as escrow agent except for its duties of receiving, holding and disbursing the Escrowed Amount pursuant to the terms and conditions of this Agreement. Any certificate of a party referred to herein, unless otherwise specified, shall, in the case of the Bank, refer to a certificate of any officer of the Bank with a title of Senior Vice President or above and, in the case of any other party, refer to a certificate of such party. The Escrow Agent shall not be liable for any error in judgment or for any act done or step taken or omitted by it in good faith or for any mistake, in fact or law, or for anything which it may do or refrain from doing in connection herewith except arising out of a breach of the standard of care provided in section 5.5 or its own negligence, wilful misconduct, bad faith or fraud. In the event of any disagreement arising regarding the terms of this Agreement, the Escrow Agent shall be entitled at its option to refuse to comply with any or all demands whatsoever until the dispute is settled either by agreement amongst the various parties or by a court of competent jurisdiction.

        5.12    Withholding.    To the extent that the amount required to be deducted or withheld from any payment to a party exceeds the cash portion of the amount otherwise payable to the party and unless such party makes provision with the Escrow Agent otherwise, the Escrow Agent is hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Escrow Agent to enable it to comply with the deduction or withholding requirement and the Escrow Agent will notify the affected party and remit to the affected party any unapplied balance of the net proceeds of such sale. The Escrow Agent shall be entitled to inquire of any party entitled to receive funds hereunder for such information as may be necessary to determine whether any withholding or deduction is required and until such information is supplied by such party, the Escrow Agent shall be entitled to refuse to release any amount of the Escrowed Amount to such party.

ARTICLE 6
MISCELLANEOUS

        6.1    Notices.    All notices to be given hereunder shall be delivered by hand or by telecopier and, if delivered by hand, shall be deemed to have been given on the delivery date and, if sent by telecopier, on the business day following the date of transmission.

Notice to the Bank shall be addressed to:
The Toronto-Dominion Bank 12th Floor, Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, Ontario M5K 1A2
Attention:	Christopher A. Montague Executive Vice President and General Counsel
Fax Number:	(416) 982-6166
Notice to the Executive shall be addressed to:
[Address]
Fax Number:	•
with a copy to:
Fraser Milner Casgrain LLP 1 First Canadian Place 39th Floor 100 King Street West Toronto, Ontario M5X 1B2
Attention:	Michael Beairsto
Fax Number:	(416) 863-4592
Notice to the Escrow Agent shall be addressed to:
The Canada Trust Company 79 Wellington Street West, 8th Fl. TD Waterhouse Tower P.O. Box 1, Toronto-Dominion Centre Toronto, Ontario, M5K 1A2
Attention:	Assistant Vice-President, Corporate Trust Services
Fax Number:	416-983-2044

        6.2    Successors and Assigns.    Except as otherwise provided, this Escrow Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

        6.3    Entire Agreement.    This Agreement constitutes the whole and entire agreement between the parties hereto with respect to the subject matter hereof provided that this Agreement may be amended by written agreement between the parties hereto.

        6.4    Assignment.    Neither the Bank nor the Executive may set over or assign all or any part of its interest in or to this Agreement without the express prior written consent of the other party.

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        6.5    Counterparts.    This Escrow Agreement may be executed in several counterparts, each of which shall be deemed to be an original and together shall constitute one and the same instrument.

        IN WITNESS WHEREOF the parties have executed this Escrow Agreement on the date first above written.

THE TORONTO-DOMINION BANK

By:

SIGNED, SEALED AND DELIVERED by the Executive in the presence of:
Name
Address	[Executive]
Occupation

THE CANADA TRUST COMPANY

By:

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ESCROW AGREEMENT